FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley Office: 717-291-2739

Fulton Financial Corporation announces final results of election regarding merger consideration in acquisition of Columbia Bancorp

(February 17)  --  Lancaster, PA  --  Fulton Financial Corporation (Nasdaq:  FULT) today announced the final results of elections made by Columbia Bancorp (Nasdaq:  CBMD) shareholders regarding the form of merger consideration to be received in the acquisition of Columbia Bancorp by Fulton Financial, which was finalized on February 1, 2006.

Each of Columbia’s stockholders had the opportunity to elect to receive $42.48 per share in cash, 2.325 shares of Fulton stock for each share of Columbia’s stock or a combination of cash and stock. The elections were subject to prorating to achieve a result where, at a minimum, 20% and, at a maximum, 50% of Columbia’s outstanding shares would be converted into the cash consideration.  Columbia’s stockholders made cash elections for more than 50% of the outstanding Columbia shares.  As a result, the cash elections had to be prorated:

(i)

stockholders who made valid cash or combination elections will receive cash consideration for 94.9% of the shares for which they made a cash election, with 5.1% of the shares for which a cash election was made being converted into Fulton Financial Corporation common stock instead of cash;

(ii)

stockholders who made valid stock elections will receive the stock consideration they elected, without prorating; and

(iii)

stockholders who did not make a valid election will receive Fulton stock.

Under the terms of the merger agreement, fractional shares of Fulton Financial common stock will not be issued.  Former Columbia Bancorp shareholders will receive cash in lieu of any fractional share.  No interest will be paid to former Columbia Bancorp shareholders on either the cash consideration or cash to be paid in lieu of fractional shares.

Fulton Financial Corporation, based in Lancaster, PA, has assets of $13.7 billion and employs more than 4,000 people through its 15 banks in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

Forward-looking Statements:

This news release may contain forward-looking statements about Fulton Financial Corporation’s future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, creditworthiness of current borrowers, the Corporation’s success in merger and acquisition integration, and customers’ acceptance of the Corporation’s products and services.  Fulton Financial Corporation does not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date on which such statements were made.

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2006

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